Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
February 21, 2013

Thank you, Bill, Good morning .

I am very pleased with the financial results for the Rail Group and Leasing Group in the fourth quarter, and the operating momentum building in both businesses at year end.

During the fourth quarter, we delivered 4,960 railcars, in line with our expectations for the quarter. Railcar unit production increased by approximately 20% sequentially as we continued to increase our production rate following the repositioning and major line changeovers that occurred during the second half of the year. Operating profit for the Rail Group during the quarter totaled $70.7 million, resulting in a 12.4% margin, which exceeded our expectations as operating efficiency gains improved throughout the quarter. Our fourth quarter results also included previously mentioned costs associated with our repositioning.

North American railcar demand continues to be steady, driven by demand for railcars to support the oil, gas and chemical industries. We are also experiencing consistent demand for railcars to support the automotive sector. Industry orders for new railcars during the fourth quarter totaled 11,065, the 9th consecutive quarter of industry demand exceeding 10,000 railcars, an order level that is representative of a fairly healthy railcar market. This is quite impressive when considering that overall economic growth has been sluggish during the same period.

TrinityRail secured orders for 5,620 new railcars during the 4th quarter. Fourth quarter orders were primarily for tank cars, covered hoppers, and autoracks and came from railroads, industrial shippers and third-party leasing companies. Our total backlog increased to 31,990 railcars valued at an all-time high of $3.7 billion. Order inquiries continue to be strong thus far in the 1st quarter. For the last 3 quarters, our orders have exceeded deliveries. We expect this trend to continue in the 1st quarter.

Many of our orders extend current production of certain railcar types into late 2014 and for some into 2015. Based on our current production plans, we are projecting delivery of 20,500-22,000 new railcars during 2013. While the number of deliveries planned for 2013 is not significantly higher than 2012, the average price per railcar that we will deliver is considerably higher and reflects an improved product mix. As a result, projections for 2013 show we are on-track to meet, and possibly exceed, previously reported record revenue and profit for the Rail Group.

Our Leasing Group reported a similar level of operating profit from operations compared to the 4th quarter of 2011. This was due to revenue growth from lease fleet additions and higher lease rates offset by increases in maintenance, depreciation, and administration expenses during the quarter. We added approximately 1,000 new railcars to our wholly-owned lease fleet portfolio during the 4th quarter.

We also sold another group of leased railcars from our portfolio, as secondary market conditions remained attractive. These activities bring our total lease fleet, including TRIP, to approximately 71,455 railcars, up slightly compared to the size of the lease fleet at the end of the 3rd quarter of 2012. For the year, the lease fleet grew approximately 4%.

TrinityRail's commercial team has developed a significant competency to orginate attractive railcar leases. Our lease origination capability has attracted the interest of equity investors looking to invest in hard assets such as railcars. We continue to evaluate opportunities to originate and manage third party equity investments as a way to extend our leasing capacity and generate additional sources of income.

Lease renewal trends for railcars serving the oil, gas, and chemical markets continued to be positive due to extended backlogs and production lead times within the industry. Market conditions for these railcar types support renewals with longer lease terms at significantly higher rates. We have a further ability to reprice expiring leases transacted during the recessionary period of 2008-2010 as they come up for renewal in 2013. This positions our leasing company to achieve potentially greater returns during the next few years.  Our lease fleet utilization at the end of the fourth quarter was 98.6%. Utilization remains high, but is down slightly from the previous quarter due to weakness in railcars serving the agricultural and coal markets.

Today, we see a tremendous opportunity to grow our leasing business at a time when we are achieving excellent returns on our leased railcars.
At the end of the quarter, approximately 22% of the units in our railcar order backlog - with a total value of $835 million - were slated for customers of our leasing business.

In summary, the repositioning of our production footprint has enabled TrinityRail to meet strong railcar market demand to serve the oil, gas and chemical industries and to capitalize on attractive market opportunities through 2013 and into 2014. Now that the facility conversion phase of our repositioning is nearly complete, we will face the challenges of additional hiring. As we move through the year, we expect to operate at fairly consistent production levels, providing us the opportunity to realize additional operating efficiency improvements and further margin expansion. Our demonstrated manufacturing flexibility positions us nicely to meet continued strong demand for railcars to transport crude oil and other products related to the energy and chemical industries.

We expect to continue to see the benefits of a strong lease pricing environment and an active secondary market supporting lease portfolio sales. The railcar market and capital markets are well aligned at this time to support continued growth of our leasing footprint.

I'll now turn it over to James for his remarks.